Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Gloo Holdings, Inc. on Form S-1 of our report dated April 15, 2026 on the consolidated financial statements of Gloo Holdings, Inc. appearing in the January 31, 2026 Form 10-K of Gloo Holdings, Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Los Angeles, California

July 6, 2026